UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2008

THE MIDDLEBY CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-9973	36-3352497
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

1400 Toastmaster Drive, Elgin, Illinois	60120
(Address of Principal Executive Offices)	(Zip Code)

(847) 741-3300
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 2.03.         Creation of a Direct Financial Obligation.

Effective August 14, 2008, The Middleby Corporation (the “Company”) increased its borrowing capacity by $47.83 million pursuant to the accordion feature in its Fourth Amended and Restated Credit Agreement dated as of December 28, 2008 (as amended, the “Credit Agreement”) among Middleby Marshall Inc., the Company, various financial institutions and Bank of America, N.A., as administrative agent. The terms of the Credit Agreement initially provided for $450 million of availability under a revolving credit facility.  Upon the exercise of the accordion feature, the availability was increased to $497.83 million.  As of June 28, 2008, the Company had $263.6 million of borrowings outstanding under this facility, as well as  $5.7 million in outstanding letters of credit, which reduce the borrowing availability under the revolving credit line. The expanded credit facility will provide additional liquidity to be used to fund the acquisition of TurboChef Technologies, Inc., future acquisitions and for general corporate purposes.

The pricing of the credit facility remained unchanged and currently bears an interest rate at 1.25% above the London Interbank Offering Rate (LIBOR) for long-term borrowings or at the higher of the Prime rate and the Federal Funds Rate plus 0.5%. At June 28, 2008 the average interest rate on the senior debt amounted to 3.87%. The interest rate margin on borrowings at LIBOR under the Credit Agreement may be adjusted quarterly based on the company’s defined indebtedness ratio on a rolling four-quarter basis. Additionally, a commitment fee based upon the indebtedness ratio is charged on the unused portion of the revolving credit line. This variable commitment fee amounted to 0.25% as of June 28, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MIDDLEBY CORPORATION

Dated: August 20, 2008	By:	/s/ Timothy J. FitzGerald
Timothy J. FitzGerald
Vice President and
Chief Financial Officer